Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of X4 Pharmaceuticals, Inc. (formerly known as Arsanis, Inc.) of our report dated March 11, 2019 relating to the financial statements, which appears in Arsanis, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2018.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

March 25, 2019